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                                                                   EXHIBIT 10.29

April 9, 1999



Leigh S. Belden
President and CEO
Verilink Corporation
145 Baytech Drive
San Jose, CA  95134


Dear Leigh:


Leigh S. Belden April 9, 1999 Page 2 This letter shall set forth the terms and conditions of your retirement as an active employee of Verilink Corporation. Those terms and conditions are:

1. You shall receive a lump sum payment in an amount equal to two years' current salary, less applicable withholdings.

2. You shall receive the sum of $95,000, which approximates twice the average annual amount paid to you for your automobile allowance and reimbursement of auto, legal, financial planning, health club and fitness expenses. You acknowledge that Verilink intends to terminate any automobile insurance covering your automobiles and that you will be responsible for obtaining your own automobile insurance coverage.

3. You shall receive the sum of $90,000, which is intended to reimburse you for the cost of office space, furnishings and equipment, and administrative assistance for a period of two years.

4. Verilink shall maintain for you and your family until you reach the age of 65 health, dental and vision insurance comparable to that provided to Verilink's officers. Verilink shall pay the cost of such insurance for two years. Thereafter, you shall reimburse Verilink for such costs; provided, however, that your responsibility shall not exceed the amount of the average premium paid by Verilink for its officers. In addition, consistent with existing practice, Verilink will pay unreimbursed medical costs for you and your family for a period of two years.

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Leigh S. Belden
April 9, 1999
Page 2


5. Verilink shall pay the reasonable and necessary expenses incurred by you in connection with TIA and EIA activities, including, but not limited to, first class air travel for you and your spouse.

6. Upon termination of your employment, you shall be entitled to retain your cellular telephone, two computers, Palm Pilot, miscellaneous equipment and office furniture currently used by you.

7. You will be granted a nonqualified stock option to acquire 15,625 shares of Verilink common stock at a price equal to the fair market value of such stock on the date of grant.

8. The payments described in paragraphs 1, 2 and 3 shall be made to you on or before April 13, 1999.

9. You shall continue to serve as a member of Verilink's Board of Directors. Upon your retirement, you shall be granted a non-employee director stock option pursuant to Verilink's 1993 Amended and Restated Stock Option Plan.

Please indicate your agreement with the foregoing by signing and returning this letter.


Very truly yours,

VERILINK CORPORATION


/s/ HOWARD ORINGER

Howard Oringer
Chairman of the Board



Agreed:

/s/ LEIGH S. BELDEN
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Leigh S. Belden

Date:  4-13-99
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